Exhibit 99.1

Arrow Electronics Announces Additional $150 Million Share Repurchase Program

MELVILLE, N.Y.--(BUSINESS WIRE)--October 24, 2011--Arrow Electronics, Inc. (NYSE:ARW) announced today the approval by the company’s Board of Directors of the repurchase of an additional $150 million of common stock through a share repurchase program. The company has completed the $100 million share repurchase program authorized in July 2011.

This action will permit the company to continue repurchasing shares of its common stock as market and business conditions warrant. The program can be terminated at any time. The company may enter into Rule 10b5-1 plans to facilitate repurchases under the program. A Rule 10b5-1 plan would generally permit the company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for over 1,200 suppliers and 115,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 52 countries.

CONTACT:
Arrow Electronics
Michael Taunton, 631-847-5680
Vice President and Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations & Chief Financial Officer
or
John Hourigan, 303-824-4586
Director, External Communications